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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 14D-9
                SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                            DENISON INTERNATIONAL PLC
                            (Name of Subject Company)

                            DENISON INTERNATIONAL PLC
                      (Name of Person(s) Filing Statement)

                     Ordinary Shares, $0.01 par value, and
                                    American
                    Depositary Shares, each representing one
                                Ordinary Share
                         (Title of Class of Securities)

                                  248335101
                    (CUSIP Number of Class of Securities)

                                 Bruce A. Smith
                             Chief Financial Officer
                            Denison International plc
                            14249 Industrial Parkway
                             Marysville, Ohio 43040
                                 (937) 644-4437
           (Name, Address and Telephone Number of Person Authorized to
       Receive Notice and Communications on Behalf of the Person(s) Filing
                                   Statement)

                                   Copies to:

                            Laurence D. Weltman, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

/X/ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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The following document is filed hereby pursuant to Rule 14d-9(a) of the
Securities Exchange Act of 1934, as amended.


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
Exhibit No.       Description of Exhibit
-----------       ----------------------

99.1              Joint Press Release issued by Denison International plc and
                  Parker-Hannifin Corporation on December 8, 2003.


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